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                                                                   EXHIBIT 10.6

                                LICENSE AGREEMENT

            THIS AGREEMENT, made and entered into this 29th day of September, 1999, by and between WW Foods, LLC, a Delaware limited liability company with offices located at Suite 603, 877 West Main Street, Boise, Idaho 83702, (hereinafter referred to as "Licensor"), and H. J. Heinz Company, a Pennsylvania corporation with offices located at 600 Grant Street, Pittsburgh, Pennsylvania, 15219 (together with its successors and assigns, hereinafter referred to as "Licensee" or "Heinz").

                                   WITNESSETH:

            WHEREAS, Licensee seeks to obtain the right to manufacture, market, distribute and sell certain food and beverage products, the Licensed Products (as hereinafter defined), using the Food Trademarks (as hereinafter defined) and Program Information (as hereinafter defined) throughout the Territory (as hereinafter defined) as provided herein; and

            WHEREAS, Licensor and Licensee wish to enter into a long-term licensing relationship granting Licensee and its Sublicensees the continuing right to use the Food Trademarks and the Program Information in connection with the manufacture, marketing, distribution and sale of such Licensed Products in the Territory and setting forth the terms and conditions governing such use;

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Licensor and Licensee, intending to be legally bound, hereby agree as follows:

            SECTION 1. Definitions. For the purposes of this Agreement:

            "Affiliate" of any person shall mean any company controlled by, controlling or under common control (that is, ownership of greater than 50% of the voting securities) with a person after the Effective Date.

            "Associated Food Trademarks" shall have the meaning set forth in the License Agreement between Licensee and Weight Watchers dated September 29, 1999.

            "Confidential Information" shall have the meaning set forth in
Section 14.

            "Effective Date" shall mean the day and year first above written.

            "Food Trademarks" shall mean the Formation Trademarks and New Food Trademarks.

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                                                                               2


            "Formation Trademarks" shall mean the registered trademarks, trademark applications, and common law trademarks identified in Schedule A.

            "Licensed Products" shall mean, for purposes of this Agreement, food and beverage products in the categories specified in Schedule B hereto, which are marketed and sold under the WEIGHT WATCHERS brand (or any derivative or translation thereof that has been specifically approved in writing by Weight Watchers).

            "Licensee's Food Trademarks" shall mean the trademarks identified in Schedule C attached hereto.

            "Licensee Retained Trademarks" shall mean the trademarks identified in Schedule D hereto.

            "New Food Trademarks" shall mean all new common law trademarks, trademark applications and trademark registrations that may be acquired by or contributed to Licensor from time to time.

            "Non-Recognition Food Trademarks" shall have the meaning set forth in the License Agreement between Licensee and Weight Watchers dated September 29, 1999.

            "Program Information" shall mean the terminology used in connection with any then-current Weight Watchers Program as it may exist from time to time throughout the world (the current Weight Watchers Program in the United States and Canada, the United Kingdom, Australia and New Zealand, and France being identified in the attached Schedule E), such information owned by Weight Watchers as is reasonably necessary to develop, manufacture, market and distribute food and beverage products in accordance with such Weight Watchers Program and to calculate Points(R) or other measurements relating thereto, as well as the Program Information Trademarks.

            "Program Information Improvements" shall mean such information and knowhow as may be developed by Licensee through use of Program Information pursuant to this Agreement that Licensee determines would be useful for Weight Watchers in the development and application of Program Information.

            "Program Information Trademarks" shall mean those trademarks owned by Weight Watchers and used to identify the Program Information and Weight Watchers Program, as such Weight Watchers Program may exist from time to time, including but not limited to those current Program Information Trademarks set forth in Schedule F. Notwithstanding the foregoing, Program Information Trademarks shall not include "Just 2 Points" or any derivative thereof.

            "Program Information Trademark Standards" shall mean the quality control standards set forth in Schedule G pertaining to use of the Program Information Trademarks.

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            "Quality Control Requirements" shall mean the standards for use of the Food Trademarks set forth in Schedule G.

            "Sublicensee" shall mean any recipient, whether prior to or after the Effective Date, of a license or sublicense for use of the Food Trademarks or Program Information, and shall include Licensee's Affiliates, where applicable.

            "Territory" shall mean the world, except when limited to specific countries for specific Licensed Products as identified in Schedule B.

            "Weight Watchers" shall mean Weight Watchers International, Inc.

            "Weight Watchers Business" shall mean the weight control classroom meetings, business and related activities owned or controlled by Weight Watchers or Weight Watchers Affiliates, and conducted under the Weight Watchers name including the Weight Watchers Program, and all promotional activities relating thereto, including without limitation any program materials, Program Information, Weight Watchers meeting rooms, recipes, publications, newsletters, direct mail solicitations, advertising materials, posters, and other classroom media, public relations programs, and Internet websites.

            "Weight Watchers Program" shall mean current and future eating or lifestyle regimens to facilitate weight loss or weight control employed, designed, marketed or adopted in any part of the world by or on behalf of Weight Watchers or Weight Watchers Affiliates under the Weight Watchers trademark or service mark.

            "Weight Watchers Trademarks" shall mean all service marks and trademarks owned, registered, applied for, used or intended to be used by Weight Watchers, its Affiliates or Sublicensees, that are not Food & Beverage Trademarks. For purposes of this Agreement only, "Weight Watchers Trademarks" shall include "Just 2 Points" and any mark based upon, derived or translated from, or substantially similar to, "Just 2 Points."

            SECTION 2. Grant of License. Subject to the restrictions of Section 2(a)(ii) of this Agreement, Licensor hereby grants Licensee the exclusive right and license to use the Food Trademarks and Program Information in connection with the manufacture, marketing, distribution and sale of Licensed Products in the Territory. Licensee may sublicense the use of the Food Trademarks and Program Information in connection with the manufacture, marketing, distribution and sale of Licensed Products to a person located or having a principal place of business in any country in the Territory in which Licensee or Licensee's Affiliates are manufacturing, marketing, distributing or selling any food or beverage products; provided, however, that this sentence will not be interpreted as a limitation on the territory that any such Sublicensee is authorized under such sublicense to distribute and sell the Licensed Products. There is no limit to the number of levels of sublicense that may be authorized by Licensee as long as such sublicensee is an Affiliate of Licensee. Licensee and its Affiliates may grant a sublicense to a person who is not an Affiliate (the "First Unaffiliated

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Sublicensee"), provided that all use is in compliance with the terms of this
Agreement, but any such sublicense shall not include any right to sublicense to any person not an Affiliate of the First Unaffiliated Sublicensee. Licensee shall, and shall require Licensee's Affiliates and Sublicensees to, use the Food Trademarks and Program Information only in connection with Licensed Products which conform with the Quality Control Requirements. Licensee and Licensee's Affiliates may utilize and authorize Sublicensees to utilize the services of third party manufacturers to produce the Licensed Products and will ensure that there are quality control provisions in any third party manufacturing agreement or sublicense consistent with the requirements of Section 4 of this Agreement. The Program Information Trademarks shall be used only to identify the Program Information or the Weight Watchers Program and not as brands or sub-brands for Licensed Products.

                  (a) Licensee acknowledges and agrees that Weight Watchers shall own and have the exclusive right to use all domain names or other means for providing direct access to a website or dedicated portion of a website using, incorporating, or derived from the Food Trademarks, the Program Information or the Weight Watchers Trademarks. Licensee shall not use any of the Licensee Retained Trademarks as a domain name or as an identifier for a means of providing access to a website or dedicated portion of a website promoting, advertising or selling Licensed Products ("Licensee Retained Trademark Website"). Licensee acknowledges and agrees further that access to such Licensee Retained Trademark Websites shall only be through a website controlled by or operated pursuant to license from Weight Watchers, the primary Heinz website in each of the U.S. and Canada, and the Heinz Frozen Food website; Licensee's websites promoting Licensed Products shall provide access by display of a hyperlink or other means of transfer to a website to be designated by Weight Watchers, and the primary website operated under the Weight Watchers brand name shall provide access by display of a hyperlink or other means of transfer to Licensee's websites promoting Licensed Products; and websites controlled by Licensee which advertise, promote or sell Licensed Products shall not include content substantially similar in nature to any website controlled by or operated pursuant to license from Weight Watchers, but may include information concerning the nutritional aspects of Licensed Products, recipes and the like. For the avoidance of doubt, Licensee may promote, advertise and sell Licensed Products on a website using any trademark as a domain name or identifier, other than any domain name or identifier using, incorporating, derived from or confusingly similar to Licensee Retained Trademarks, the Food Trademarks, the Program Information Trademarks or the Weight Watchers Trademarks.

                  (b) Licensor hereby grants Licensee a non-exclusive right and license to use the Food Trademarks and Program Information in connection with the manufacture, marketing, distribution and sale of food and beverage products other than the Licensed Products ("Other Products") throughout the world, but only in respect to and to the extent strictly necessary to fulfill Licensee's obligations to third parties as they may exist as of the Effective Date pursuant to those existing (i) licenses previously granted by Weight Watchers to parties including Heinz or its Affiliates concerning rights to manufacture, market, distribute or sell Other Products under the Food Trademarks ("Direct Food Trademark Licenses"), which are or will be assigned

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      to Licensee and as to which Licensee has assumed the obligations of Weight
      Watchers, including but not limited to those identified on the attached Schedule H, and (ii) sublicenses previously granted by Heinz or its Affiliates to third parties (pursuant to a license previously granted to Heinz or its Affiliates by Weight Watchers) concerning the right to manufacture, market, distribute or sell Other Products under the Food Trademarks ("Heinz Sublicenses"), including but not limited to those identified on the attached Schedule I. The license granted hereby to Licensee, its Affiliates and Sublicensees is conditioned upon the exercise and enforcement of appropriate quality control by Licensee with respect to Other Products and all uses of the Food Trademarks and Program Information in connection therewith. Neither Licensee, its Affiliates or Sublicensees shall have any right to use the Program Information Trademarks on any product that is not marketed or sold under the WEIGHT WATCHERS brand (or any derivative or translation thereof that is specifically approved in writing by Weight Watchers). The license granted pursuant to this provision regarding Other Products shall have a term of five (5) years following the Effective Date, and shall not be renewable. Nothing herein shall be construed as granting to Licensee any right to enter into any new agreement or to incur any new obligation with or to third parties respecting use of the Food Trademarks or Program Information in connection with the marketing or sale of Other Products, or as granting to Licensee any right to manufacture, distribute, market or sell Other Products for their own account.

                  (c) To the extent that Licensee or any of its Affiliates is currently manufacturing, marketing, distributing or selling Other Products pursuant to a Direct Food Trademark License for its own account in a manner that would violate the preceding provision if engaged in after the Effective Date, Licensor hereby grants Licensee or its Affiliates, as may be appropriate, a non-exclusive right and license for a transitional period of ninety (90) days to use the Food Trademarks and Program Information in the same manner in which Licensee or its Affiliate is using such Food Trademarks or Program Information as of the Effective Date. Following such transitional period, Licensee or its Affiliates, as may be appropriate, shall immediately cease any and all use of such Food Trademarks and Program Information unless it obtains a new sublicense from Licensor's other licensee with respect to such use. All use by Licensee and its Affiliates of the Food Trademarks and Program Information during the transitional period shall otherwise be subject to the terms of this Agreement.

                  (d) Licensor shall provide Licensee with access to all records and materials related to the Food Trademarks and Program Information upon request of Licensee.

                  (e) Licensor shall promptly notify Licensee of any change in the Program Information of which Licensor becomes aware.

            SECTION 3. Consideration for License. As part of the consideration for the grant of this license, Licensee hereby grants Licensor access to and the right to grant to Licensor's other licensee a non-exclusive right to use the Program Information Improvements (including a right of use on new applications and Program Information Improvements developed or adopted by or on behalf of

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Licensee, its Affiliates or Sublicensees after the Effective Date) in connection with the manufacture, marketing, distribution and sale of those food and beverage products that Licensor's other licensee is licensed to sell. Program Information Improvements shall be made available to Licensor and, through Licensor, to Licensor's other licensee.

            SECTION 4. Compliance with Quality Control Requirements. The Licensed Products and Other Products will comply with the Quality Control Requirements and shall be in conformance with good manufacturing practices. Licensee shall, and shall cause its Sublicensees and Affiliates to, maintain a level of quality that is commercially reasonable and customary to the food and beverage industry. Licensee shall take such actions as may be reasonably necessary to monitor, assess and enforce the Quality Control Requirements and other quality-related obligations imposed herein, including, without limitation, where necessary, engaging in appropriate quality audits of Licensee's Sublicensees and Licensee's Affiliates.

                  (a) All products manufactured, marketed, distributed and sold by Licensee, Licensee's Affiliates, or Sublicensees prior to the Effective Date utilizing the Food Trademarks are deemed to be approved by Licensor and in compliance with the Quality Control Requirements.

                  (b) During the term of this Agreement, Licensee, Licensee's Affiliates and Sublicensees will comply in all material respects with any and all laws, regulations, governmental decrees, and orders which are applicable to the manufacture, marketing, distribution or sale of the Licensed Products or Other Products in all relevant jurisdictions.

                  (c) During the term of this Agreement, Licensee, Licensee's Affiliates and Sublicensees shall not exercise the rights granted hereunder in any manner that would have a material tendency to denigrate or otherwise materially diminish the value of the Food Trademarks or the goodwill and reputation associated with the use of the Food Trademarks.

                  (d) Quality control provisions relating to the Food Trademarks in third party manufacturing agreements and sublicenses entered into by Licensee, its Affiliates or Sublicensees or by Licensor's other licensee that were existing on the Effective Date are deemed to be approved by the Licensor.

                  (e) Licensee shall submit reports to Licensor on a quarterly basis regarding quality control procedures of Licensee, compliance by Licensee, its Affiliates and Sublicensees with the Quality Control Requirements, and such other quality-related information that Licensor may reasonably request of all of its licensees, as will be determined by the Quality Control Managers of Licensor.

            SECTION 5. Licensor's Review of New Products. Licensee shall, and shall cause Licensee's Affiliates and Sublicensees to, submit to Licensor for Licensor's written approval a minimum of two samples of any proposed new Licensed Product (including any packaging, labels, advertising or

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promotional materials) prior to commercial sale. Within twenty-one (21) days of receipt of such samples, Licensor shall respond to the Licensee's, Licensee's Affiliates' or Sublicensees' request for approval in writing setting forth in detail any objections, concerns or questions with reasonable specificity. If Licensor so objects, Licensee, its Affiliates and Sublicensees shall not commence sale of any proposed new Licensed Product without Licensor's express written approval. If Licensor fails to respond within twenty-one (21) days, such new Licensed Products shall be deemed approved by Licensor as submitted. Licensor may object to any proposed new Licensed Product pursuant to this provision only on the grounds that such proposed new Licensed Product does not conform to the Quality Control Requirements.

            SECTION 6. Quality Control Audit. On twenty-one (21) days' prior written notice from Licensor and not more than once per calendar year, Licensee, Licensee's Affiliates and Sublicensees shall permit the Licensor or its duly authorized representatives during normal business hours and accompanied by a representative of the Licensee, Licensee's Affiliates or Sublicensees, as applicable, to visit those areas of their respective factories and premises at which the Licensed Products are manufactured or distributed to ascertain compliance by the Licensee, Licensee's Affiliates and Sublicensees with the Quality Control Requirements. In connection with such visits, Licensor or its duly authorized representatives may review appropriate documentation to ascertain such compliance by Licensee, Licensee's Affiliates and Sublicensees, but will not be entitled to copies of such documentation, other than the Quality Control Reports for the Licensed Products. All information to which Licensor or its duly authorized representatives is exposed and the contents of the Quality Control Reports shall be treated as Confidential Information of Licensee, Licensee's Affiliates or Sublicensees, as appropriate, and returned within thirty (30) days of disclosure.

                  (a) In the event of a recall of a Licensed Product, Licensee, Licensee's Affiliates or Sublicensees, as applicable, will inform Licensor and Licensor agrees that the handling of such matter will be the responsibility of Licensee, Licensee's Affiliates or Sublicensees in accordance with Licensee's product recall program in effect at the time. Licensor or its duly authorized representatives may review Licensee's current policy from time to time upon request.

                  (b) Upon reasonable prior written request by Licensor or its duly authorized representative, Licensee, Licensee's Affiliates and Sublicensees shall supply to Licensor two samples of each of the Licensed Products per year to enable Licensor to confirm compliance of Licensee, Licensee's Affiliates and Sublicensees with the Quality Control Requirements.

            SECTION 7. Use of Program Information and Program Information Trademarks. All products using or displaying the Program Information and Program Information Trademarks that were manufactured, marketed, distributed or sold by Licensee, its Affiliates, or Sublicensees prior to the Effective Date are deemed to be approved by Licensor and Licensor's other licensee.

                  (a) Licensee, Licensee's Affiliates or Sublicensees, as the case may be, shall

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      submit copies of all new or changed labels, packaging, promotional or advertising materials for Licensed Products displaying or using the Program Information Trademarks (a "New Use") to Licensor for approval prior to commercial use. Licensor shall have twenty-one (21) days from receipt of such materials to respond to the party making such request for approval. Licensor shall approve the New Use of Program Information Trademarks if it is in accordance with the Program Information Trademark Standards. If Licensor fails to respond within twenty-one (21) days of receipt, such materials will be deemed approved as submitted. If Licensor indicates within such twenty-one (21) day period that it does not approve such materials, Licensor will provide a written explanation setting forth with reasonable specificity why the proposed New Use is not in conformance with the Program Information Trademark Standards, and Licensee, its Affiliates and Sublicensees shall not engage in the New Use without Licensor's express written approval.

                  (b) Licensee, its Affiliates or Sublicensees, as the case may be, shall submit copies of all new or changed labels, packaging, promotional or advertising materials for Licensed Products displaying or using Program Information terminology (including the calculation of Points values) to Weight Watchers for approval prior to commercial use. Weight Watchers shall have twenty-one (21) days from receipt of such materials to respond to the party making such request for approval. Weight Watchers shall approve the new or changed use of Program Information terminology if the proposed display or use of Program Information terminology is substantially accurate in its presentation, application and calculation of Program Information terminology (including the calculation of Points values). If Weight Watchers fails to respond within twenty-one (21) days of receipt, such materials will be deemed approved as submitted. If Weight Watchers indicates within such twenty-one (21) day period that it does not approve such materials, Weight Watchers will provide a written explanation setting forth with reasonable specificity why it objects to the proposed display or use of Program Information terminology, and Licensee, its Affiliates and Sublicensees shall not engage in the proposed display or use without Weight Watchers express written approval. Weight Watchers may object to the new or changed use of Program Information terminology pursuant to this provision only on grounds of substantial inaccuracy in the presentation, application or calculation of Program Information terminology (including Points values).

                  (c) Licensee, its Affiliates and Sublicensees shall submit to Weight Watchers a minimum of two samples of any proposed new Licensed Product utilizing the Program Information (including any packaging, labels, advertising or promotional materials) or information sufficient to allow Weight Watchers to determine with reasonable facility whether the Program Information terminology (including the calculation of Points values) is being presented, applied and calculated correctly prior to commercial sale. Within twenty-one (21) days of receipt of such samples or other information, Weight Watchers shall respond to the party making such request for approval. Weight Watchers shall approve such new Licensed Product or the proposed use of Program Information terminology in connection therewith if the display or use of Program Information terminology in connection with such Licensed Product is substantially accurate in its presentation, application and calculation of Program Information

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      terminology (including the calculation of Points values). If Weight
      Watchers fails to respond within twenty-one (21) days of receipt, such new Licensed Product or related materials shall be deemed approved as submitted. If Weight Watchers indicates within such twenty-one (21) day period that it does not approve such new Licensed Product or related materials, Weight Watchers will provide a written explanation setting forth with reasonable specificity why it objects to the proposed display or use of Program Information terminology, and Licensee, its Affiliates and Sublicensees shall not sell the new Licensed Product utilizing the Program Information or engage in the proposed display or use without Weight Watchers express written approval. Weight Watchers may object to the new Licensed Product or proposed use of Program Information terminology in connection therewith pursuant to this provision only on grounds of substantial inaccuracy in the presentation, application or calculation of Proposed Information terminology (including Points values).

                  (d) Nothing herein shall be construed as limiting any right of approval that Licensor's other licensee or Licensor may otherwise have with respect to the sale of new products by Licensee, its Affiliates or Sublicensees, as may be set forth in any agreement between or among Licensor, Licensee and Licensor's other licensee.

                  (e) Licensee, on behalf of itself and its Affiliates, acknowledges that Weight Watchers may change the Weight Watchers Program and Program Information in a particular jurisdiction at any time without Licensee's consent. If Weight Watchers makes a change in the Program Information of a nature that requires Licensee, its Affiliates or Sublicensees to make a change in labels, packaging, advertising or promotional materials utilizing Program Information terminology that was previously approved by Weight Watchers for use in such jurisdiction, Weight Watchers shall so notify Licensee and furnish Licensee with such new Program Information as may reasonably be required by Licensee to change such materials so that the display or use of Program Information in such materials is substantially accurate in its presentation, application or calculation of Program Information terminology. Within six (6) months following receipt of such notice, all Licensed Products in such jurisdiction utilizing Program Information manufactured by Licensee or its Affiliates shall conform to the new Program Information and Program Information terminology. Following receipt of such notice, Licensee and its Affiliates shall also use their best efforts to try to cause their Sublicensees utilizing Program Information or Program Information terminology to conform their use in such jurisdiction to the new Program Information within a reasonable period of time.

            SECTION 8. Proprietary Rights. Licensee acknowledges for itself, its Affiliates and Sublicensees that Licensor is the sole and exclusive owner of the Food Trademarks, and that Licensee, Licensee's Affiliates and Sublicensees will not contest, or take any action or make any statement inconsistent with, Licensor's exclusive title to and ownership of the Food Trademarks, or the validity of Licensor's registrations for the Food Trademarks. Licensee agrees that all goodwill resulting from use of the Food Trademarks by Licensee, Licensee's Affiliates, or Sublicensees shall inure to the benefit of Licensor.

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                  (a) Licensee shall cause, and shall cause Licensee's
      Affiliates and Sublicensees to cause, the following notice to be placed on all labels, advertising and promotional materials carrying the Food
      Trademarks:

                       "[FOOD TRADEMARK] is the registered
                           trademark of WW Foods, LLC"

            and when appropriate or required by local law the addition:

                            "and used under license"

            or words to that effect.

                  (b) Licensee acknowledges for itself, its Affiliates and Sublicensees that Weight Watchers is the sole and exclusive owner of the Program Information, that Licensee's rights of access and use of the Program Information have been granted to Licensee by Licensor who has been licensed rights of access and use and the right to license the Program Information to Licensee, Licensee's Affiliates and Sublicensees. Licensee, Licensee's Affiliates and Sublicensees will not contest, or take any action or make any statement inconsistent with Weight Watchers exclusive title to and ownership of the Program Information and Program Information Trademarks, or the validity of Weight Watchers registrations of the Program Information Trademarks. Licensee agrees that all goodwill resulting from use of the Program Information by Licensee, Licensee's Affiliates and Sublicensees shall inure to the benefit of Weight Watchers.

                  (c) Licensee shall cause, and shall cause its Affiliates and Sublicensees to cause, the following notice to be placed on all labels, advertising and promotional materials carrying the Program Information
      Trademarks:

                        "[PROGRAM INFORMATION TRADEMARK]"
                       is the registered service mark [or
               trademark] of Weight Watchers International, Inc."

          and when appropriate or required by local law, the addition:

                "and used under license"or words to that effect.

                  (i) Licensor acknowledges and shall not contest Licensee's or its Affiliates' ownership of Program Information Improvements and of Licensee's Food Trademarks. Licensor agrees that all goodwill resulting from use of Licensee's Food Trademarks (but not the Food Trademarks) in connection with the sale of Licensed Products shall inure to the benefit of Licensee or its Affiliates, as appropriate. The parties recognize that Licensee's Food Trademarks have been previously used together with the Food

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            Trademarks (e.g., Smart Ones and Weight Watchers, Heinz and Weight
            Watchers) on labels, advertising and promotions, and that Licensee may continue to use Licensee's Food Trademarks together with the Food Trademarks in the combinations and in the jurisdictions in which they are in use as of the Effective Date, as specified in the attached Schedule F. Licensor acknowledges that distribution and use may extend beyond these countries because of external circumstances outside of the control of Licensee, such as manufacturing, warehousing, and distribution logistics or sales to multinational accounts. Licensee, its Affiliates and Sublicensees shall not use the Food Trademarks with Licensee's Food Trademarks or any other trademarks that may be adopted for use on food products from time to time by Licensee, its Affiliates or Sublicensees, in such a manner as to create a material risk of the establishment of a combination mark, without the permission of Licensor and Licensor's other licensee. Licensee shall make no claim of ownership or right in any permitted use of the Food Trademarks in combination with any other mark, and the parties shall take all steps necessary to cause the cancellation of any existing registration or abandon any pending application relating to any such combination, including but not limited to "Weight Watchers from Heinz," at Licensee's expense.

                  (ii) Licensor agrees to the continued use of the appropriate
            Formation Trademarks (e.g., Main Street Bistro, Sweet Celebrations, Chocolate Treat, etc.) by Licensee, its Affiliates or Sublicensees as sub-brands in a subordinate manner to the Weight Watchers name without prior approval by Licensor. Licensee, its Affiliates and Sublicensees may continue to use their names and corporate logos as corporate identifiers in a substantially subordinate manner to the Weight Watchers name for the purpose of identifying them, its Affiliates or Sublicensees, as the case may be, as the manufacturer or distributor for Licensed Products.

                  (d) Licensor acknowledges Licensee's (or Licensee's Affiliates' or Sublicensees', in appropriate circumstances) ownership of the Licensed Products (but not any use of the Food Trademarks or Program Information in connection therewith), as well as of the specifications, recipes, processes or other confidential or proprietary information related to the Licensed Products. Licensor further acknowledges that all such information shall be considered Licensee's (or its Affiliates' or Sublicensees' in appropriate circumstances) Confidential Information.

                  (e) Licensor shall take such steps as may be appropriate to enforce against each of its licensees the quality control and other obligations of such licensee's respective license in a manner consistent with the LLC Agreement.

            SECTION 9. Term and Termination. This Agreement shall take effect as of the Effective Date and shall continue for an initial term of twenty-five (25) years at which time this Agreement will automatically renew for consecutive terms of twenty-five (25) years each, unless sooner terminated pursuant to Section 9(b) or 9(c).

                  (a) Notwithstanding anything herein to the contrary, Licensor shall have the right to terminate this Agreement effective upon 365 days' written notice to Licensee if Licensee is no longer engaged in the bona fide commercial sale of at least one of the Licensed Products anywhere in the world for a continuous period in excess of twenty-four (24) months and does not commence the bona fide commercial sale of at least one of the Licensed Products in any country within such 365 day notice period.

                  (b) Either party has the right to terminate this Agreement upon the written consent of the other party.

                  (c) Upon termination of this Agreement pursuant to this
      Section 9, (i) Licensee, Licensee's Affiliates and Sublicensees shall, unless otherwise agreed in writing with the Licensor, cease any and all use of the Food Trademarks, and Program Information, including the Program Information Trademarks and (ii) the obligations set forth in Sections 11, 12, 14 and 16 shall survive any termination of this Agreement.

            SECTION 10. Preservation of Food Trademarks. Maintenance and Renewal of Food Trademarks. Licensor agrees to act on such reasonable instructions as Licensee shall provide to maintain and renew registrations for use of the Food Trademarks in connection with the Licensed Products. Licensor will use its best efforts to provide Licensee with at least one hundred twenty (120) days' written notice of Food Trademark renewal and maintenance due dates except for intention to use applications, with respect to which Licensor will provide sixty (60) days' written notice. Unless otherwise instructed by Licensee and Licensor's other licensee, Licensor shall renew and maintain all such Food Trademark registrations.

                  (a) New Registrations. Licensee shall not apply to register any trademark that is substantially similar to, based upon, translated or derived from any Food Trademark (a "Derivative Food Trademark") in any jurisdiction in the world, except pursuant to this provision. Licensee may request Licensor to file and prosecute such applications at Licensee's request and at Licensee's expense, Licensor shall then promptly seek and obtain an opinion of independent counsel of its choice having expertise in the trademark law of the relevant jurisdiction(s) ("Qualified Counsel") with respect to such requested registration concerning the following subjects, and Licensor shall not apply for a registration requested by Licensee in a particular jurisdiction if: Qualified Counsel retained by Licensor opines, or Licensor receives notice from Licensor's other licensee that it has received advice from Qualified Counsel retained by it, that such application or registration is likely to materially adversely affect the Food Trademarks or Program Information Trademarks as used by one or more licensees of Licensor, or such licensee's Affiliates or Sublicensees in that jurisdiction; if there is no existing Food Trademark, Associated Food Trademark or Non-Recognition Food Trademark in that jurisdiction, Qualified Counsel retained by Licensor opines, or Licensor receives notice from Licensor's other licensee that it has received advice from Qualified Counsel retained by it, that the law or regulatory authority of such jurisdiction likely will or would require association with another service mark or trademark registration or pending application filed or which may be filed for services or goods other than foods or beverages by Weight Watchers for any of the Weight Watchers Trademarks (or any derivative or translation thereof) in that jurisdiction, in which case Licensor shall not make such application and Licensor's other licensee may proceed to make such application, at Licensee's initiative and expense, if Licensee agrees to include such application (together with any trademark registration resulting therefrom) in the definition of Associated Food Trademarks for purposes of the license between Weight Watchers and Heinz; or if there is no existing Food Trademark, Associated Food Trademark or Non-Recognition Food Trademark in that jurisdiction, Qualified Counsel retained by Licensor opines, or Licensor receives notice from Licensor's other Licensee that it has received advice from Qualified Counsel retained by it, that the law or regulatory authority of such jurisdiction likely will not or would not register or permit the enforcement of trademarks by the LLC or an entity that owns but does not use (except through use by a registered user or licensee) a trademark in that jurisdiction, in which case Licensor shall not make such application and Licensor's other licensee may proceed to make such application, at Licensee's initiative and expense, if Licensee agrees to include such application (together with any trademark registration resulting therefrom) in the definition of Non-Recognition Food Trademarks for purposes of the license between Weight Watchers and Heinz. In any jurisdiction in which there is no existing Food Trademark but there is an existing Associated Food Trademark or Non-Recognition Food Trademark, Licensee may request that Licensor's other licensee make such application, at Licensee's initiative and expense, if Licensee agrees to include such application (together with any trademark registration resulting therefrom) in the appropriate definition for purposes of the license between Weight Watchers and Heinz, or Licensee may request that Licensor make such application, in which case the procedure set forth in subsections (ii) and (iii) above shall be followed, but Licensee shall pay the reasonable expenses of Licensor and Licensor's other licensee with respect to the obtaining of opinion or advice by Qualified Counsel with respect thereto. Any determination or evaluation to be made concerning the substance of the opinion or advice of Qualified Counsel by either Licensor or Licensor's other licensee, respectively, including the assessment of the likelihood of any risk or required treatment under the local law of any relevant jurisdiction, shall be made by Licensor or Licensor's other licensee in their respective sole discretion and shall not be subject to formal challenge by Licensee. Licensor shall give each of its licensees prompt notice of any request made by the other licensee to apply for any new trademark registration pursuant to this provision and, to the extent possible without violating any applicable privilege, of the substantive conclusion of any opinion of counsel received by Licensor with respect thereto. Any new registration made by Licensor at the request of Licensee shall become a New Food Trademark and shall be included in the definition of Food Trademarks for purposes of this Agreement.

                  (b) Mutual Cooperation. The parties agree to cooperate with each other and with the other licensee of Licensor in protecting and defending the Food Trademarks and the Program Information. Licensee will periodically (no less than once per year or otherwise upon reasonable written request) furnish Licensor with samples of all labels, promotional, advertising, and marketing material showing its use of the Food Trademarks. Licensee also agrees to cooperate with Licensor to furnish such other information that is required for trademark maintenance and enforcement purposes, including information concerning sales volume and dollar value of Licensed Products.

                  (c) Without limiting the generality of the foregoing, Licensee shall not, and shall cause Licensee's Affiliates and Licensee's Sublicensees not to, apply to register or otherwise acquire in its own name in any jurisdiction any trademark based upon, derived or translated from, identical or confusingly similar to any Food Trademark or Program Information Trademark for use in relation to any food and beverage products.

                  (d) The parties agree to execute such documents from time to time as may be reasonably necessary to carry out the intent of this
      Section 10.

                  (e) Unauthorized Use.

                  (i) Each party agrees to notify the other in writing of any unauthorized use of the Food Trademarks or Program Information by a third party promptly after such unauthorized use comes to that party's attention. Either party may, but shall not be obligated to, bring or cause to be brought, at its own cost and expense, any prosecution, lawsuit, action, or proceeding for infringement, unauthorized use, or interference with or violation of any right granted to or by it with respect to the use of the Food Trademarks and Program Information hereunder to the extent permissible under local law; provided, however, that Weight Watchers, as Licensor's licensor of the Program Information, shall have sole discretion regarding any action to be taken with respect to Program Information.

                  (ii) With respect to any infringement, unauthorized use, or interference with or violation of the Food Trademarks by a third party which does not primarily affect Licensed Products, Licensee may, in its sole discretion and at its own cost and expense, bring or cause to be brought any prosecution, lawsuit, action, or proceeding for infringement, unauthorized use, or interference with or violation of any of the rights of Licensee or Licensor, provided that Licensor's other licensee whose licensed uses of the Food Trademarks are primarily affected does not bring prompt legal action.

                  (iii) Licensor shall promptly notify Licensee in writing of any action commenced by or against Licensor or Licensor's other licensee (or such licensee's Affiliates or Sublicensees) with respect to the Food Trademarks. Licensee may, but shall not be obligated to, join as a party in such action unless the action is brought by Licensor or Licensor's other licensee and Licensee's joinder is necessary under local law for the action to proceed.

                  (iv) In the event of any action as described above in
            Subsections (f)(i) or (f)(ii)
            brought by Licensee or Licensor's other licensee (or such licensee's Affiliates or Sublicensees), Licensor agrees to join any such action at the request of such licensee at such licensee's expense.

                  (f) Licensee and Licensor shall each provide the other with such assistance and information and advice as may be reasonably available to it and which may reasonably be expected to be of assistance to the other in respect of proceedings involving a third party concerning the Food Trademarks, including being joined as a party to such proceedings (at the expense of the other party if its joinder is necessary under local law for the action to proceed), executing any and all documents and cooperating as may reasonably be necessary to assist the other party's counsel in the conduct of such defense or bringing such enforcement actions.

                  (g) Licensor agrees to take such action or to execute such documents as may reasonably be necessary to empower Licensee to bring such action on its behalf. Licensee will pay its own costs and will pay the out-of-pocket costs of Licensor in connection with any action taken in respect to this Section. The party bringing or defending proceedings against a third party will have the benefit or burden of any settlement, recovery, award, loss or expense resulting from such proceeding.

            SECTION 11. Dispute Resolution. If either party commits a breach of or is in default under this Agreement, the other party shall provide written notice thereof specifying the nature of the breach or default and identifying the steps required to cure the same.

                  (a) Upon the occurrence of any breach or default under this Agreement, Licensor or Licensee, as the case may be, in addition to any other right provided in this Agreement or otherwise, shall have the right to make application for a temporary, preliminary or permanent injunction, and/or specific performance in order to prevent the continuation of such breach or default. Each party waives any requirement that the other party be required to post a bond in connection with any request for an injunction. Each party acknowledges that an injunction or an order of specific performance may be necessary to protect the Food Trademarks, Program Information and Licensor's and Licensee's rights hereunder as the case may be, because the Food Trademarks and Program Information are unique and the success and viability of the marketing and sales of Licensed Products by Licensee and of the marketing and sales of services and products by Licensor's other licensee (whether actual or potential) depend upon Licensor's and Licensee's compliance with the terms of this Agreement.

                  (b) Except as provided in Section 9, it is agreed expressly by the parties to this Agreement that termination is not available as a remedy for any breach or default committed by another party under this Agreement.

            SECTION 12. Indemnification. Licensee shall indemnify and agrees to defend Licensor and Licensor's other licensee from any and all claims, liabilities and damages (but excluding any incidental or consequential damages, or claims for lost profits) resulting from or arising out of (i) the manufacture, packaging, distribution, selling, handling, consumption or marketing of Licensed Products; (ii) the use of the Food Trademarks, Program Information or Program Information Improvements by Licensee, its Affiliates and Sublicensees after the Effective Date or (iii) any action commenced by Licensee pursuant to Section 10(f) (i) and (ii) above, or in which Licensor joins pursuant to Section 10(f) (iv) above.

                  (a) Licensor shall cause Licensor's other licensee to indemnify and to agree to defend Licensee from any and all claims, liabilities and damages (but excluding any incidental or consequential damages, or claims for lost profits) resulting from or arising out of (i) the manufacture, packaging, distribution, selling, handling, consumption or marketing of Licensed Products as defined and pursuant to a license granted by Licensor; (ii) use of Food Trademarks, Program Information and Program Information Improvements by Licensor's other licensee, its Affiliates and Sublicensees after the Effective Date; or (iii) any action brought or commenced by Licensor's other licensee respecting the Food Trademarks, Program Information or Program Information Improvements.

                  (b) Each party shall provide the other party with reasonable notice of any claim for which it seeks indemnification under this Section 12 and shall cooperate with the defense of any such claim.

                  (c) Each party agrees that the provisions of this Section 12 shall survive any termination of this Agreement for the period of any applicable statute of limitations.

            SECTION 13. Insurance. At all times during the term of this Agreement, Licensee will maintain adequate professional/product liability insurance sufficient to cover claims related to the Licensed Products and the business conducted by Licensee. Licensee's insurance policy shall name Licensor and Licensor's other licensee as additional insureds. A copy of Licensee's current policy will be available to Licensor upon request. Licensor acknowledges that $10,000,000 of coverage is adequate.

                  (a) The insurance requirements of the first sentence of
      Section 13(a) are waived as long as Licensee has a senior unsecured long-term debt rating of at least A- or its equivalent with at least two of the following rating agencies:

                  (i) Standard and Poor's;
                  (ii) Moody's;
                  (iii) I.B.C.A.;
                  (iv) Duff and Phelps; and
                  (v) Fitch.

            In the event that at least two of the agencies listed above are no longer available, the parties will use rating agencies of equivalent standing.

            SECTION 14. Obligations Concerning Confidentiality. The parties acknowledge that they will exchange certain confidential or proprietary business information and know-how (collectively, the "Confidential Information"). Except as otherwise provided in this Agreement, all information that a party wishes to have treated as Confidential Information shall be designated as such at the time of its disclosure to the other party by an appropriate marking or other form of written identification. The receiving party shall not disclose such Confidential Information to any unauthorized third party. Confidential Information of another party may be disclosed internally by the receiving party only to those who have a "need-to-know" such Confidential Information. The receiving party will make no copies of the Confidential Information except upon the written permission of the disclosing party. The obligation of confidentiality set forth herein shall not apply to information which (a) was publicly available at the time of the disclosure to the receiving party; (b) subsequently becomes publicly available through no fault of the receiving party; (c) is rightfully acquired by the receiving party from a third party who is not in breach of a confidential obligation with regard to such information; (d) is independently known by the receiving party whether prior to or during the term of this Agreement; or (e) is disclosed with the written consent of the party who owns the Confidential Information.

            SECTION 15. Assignment; Transfer. Except as provided herein, neither party may assign or transfer any or all its rights or obligations under this Agreement, directly or indirectly, without the express written consent of the other party and Licensor's other licensee.

                  (a) Licensee may assign or transfer its rights, but not any partial interest therein, under this Agreement with the consent of Licensor and Licensor's other licensee, or without any consent if the assignment or transfer is made: to an Affiliate or to a purchaser from Licensee of all or substantially all of the assets to which Licensee's use of the Food Trademarks relates, provided that (x) the Affiliate or purchaser agrees in writing to be bound to all of the terms of this Agreement and (y) that the Affiliate or purchaser will also assume ownership in the Licensee's membership interest in WW Foods, LLC and of its rights and obligations in the Limited Liability Company Agreement of WW Foods, LLC, dated September 29, 1999 (the "LLC Agreement").

                  (b) For the avoidance of doubt, it is expressly understood and agreed that the sale or issuance of stock by a party, or the granting of any security interest in or pledge of a collateral interest in or to Licensee's rights under this Agreement, standing alone, shall not constitute an assignment or transfer subject to this Section 15 or otherwise require the consent of any other party or person.

                  (c) Any attempt at assignment or transfer by any party in violation of the provisions hereof shall be void. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                  (d) Licensor shall not transfer, encumber, license or dispose of any of the Food

      Trademarks or the Program Information without the consent of Licensee and Licensor's other licensee.

                  (e) Licensor shall not borrow money, and shall incur liabilities solely in the ordinary course of its business.

                  (f) Licensor shall not amend its certificate of formation or the LLC Agreement without the consent of Licensee and Licensor's other licensee.

                  (g) Licensor shall not enter into or amend any license of the Food Trademarks or the Program Information without consent of Licensee and Licensor's other licensee.

            SECTION 16. Costs and Expenses. Each party agrees to be responsible for its respective costs and expenses arising from their entry into this Agreement.

            SECTION 17. Notices. Unless otherwise specified herein, notices to the parties shall be sent by prepaid certified or registered mail, or by a national overnight courier service, to the parties at the following addresses (or at such other address as shall be specified by like notice) and notice will be deemed to have been received by the other party two days after mailing in the case of certified or registered mail and the day after mailing in the case of notice sent by overnight courier. Notices shall be addressed as follows:

                  (i) if to Licensee:

                        H. J. Heinz Company
                        600 Grant Street
                        Pittsburgh, PA  15230
                        Attn:  President with a copy to the General Counsel

                  (ii) if to Licensor:

                        WW Foods, LLC
                        877 West Main Street
                        Suite 603
                        Boise, Idaho 83702
                        Attn: Administrative Manager

            SECTION 18. Governing Law. This Agreement is entered into in the State of New York and the validity, construction and effect of this Agreement (and all performance related thereto) shall be governed, enforced and interpreted under the laws of the State of New York relating to contracts entered into and to be fully performed therein.

            SECTION 19. Notice From Other Licensees. If Licensor receives from any licensee any notice related to the Food Trademarks, Program Information, Program Information Improvements or any of Licensor's license agreements with such licensee, its Affiliates or Sublicensees. Licensor shall provide such notice to all other licensees.

            SECTION 20. Miscellaneous. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than Licensor or Licensee any rights or remedies under this Agreement.

                  (a) The failure of either party to insist on compliance with any provision hereof shall not constitute a waiver or modification of such provision or any other provision nor shall resort to a remedy constitute a waiver of the right to resort to another remedy provided for under this Agreement.

                  (b) If any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction or any other authority vested with jurisdiction, such holding shall not affect the validity or enforceability of any other provision hereto.

                  (c) The section order and headings are for convenience only and shall not be deemed to affect in any way the language, obligations or the provisions to which they refer.

                  (d) The parties will not be deemed to have a relationship of joint venturer, partner or employer/employee with the other. Neither party shall have the right to incur any obligation on behalf of the other or have any interest in the profit or liabilities of the other.

                  (e) This Agreement, including this provision of this Agreement, may be amended or modified only in writing and when executed by both parties hereto.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    WW FOODS, LLC

                                    By:__________________________________
                                          Name:
                                          Title:

                                    H. J. HEINZ COMPANY

                                    By:__________________________________

                                          Name:
                                          Title: